Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. AND KKR
ANNOUNCE EAGLE FORD SHALE AGREEMENT

FRISCO, TEXAS, July 30, 2012 – Comstock Resources, Inc. ("Comstock") (NYSE: CRK) and Kohlberg Kravis Roberts & Co L.P. (together with its affiliates, "KKR") today announced the signing of a definitive participation agreement providing for the participation of KKR in Comstock's future development of its Eagle Ford shale acreage in Atascosa, Frio, Karnes, LaSalle, McMullen and Wilson Counties in South Texas.  Under the terms of the participation agreement, KKR will have the right to participate for one-third of Comstock's working interest in wells drilled on Comstock's 28,000 net acres in exchange for paying $25,000 per acre through a drilling carry for the net acreage being acquired by KKR.  Comstock expects to ultimately develop most of its acreage based on spacing units of approximately 80 acres.  The agreement will apply to wells spud by Comstock on or subsequent to March 31, 2012.  Comstock will retain all of its interest in wells spud prior to March 31, 2012.  Subject to certain conditions, KKR has committed to providing drilling carry equivalent to $25,000 per acre for the next 100 wells drilled on Comstock's Eagle Ford shale acreage and can continue to participate in additional wells drilled on the acreage for the same drilling carry.

M. Jay Allison, Comstock's Chairman, President and Chief Executive Officer, commented, "We are excited to partner with KKR, one of the premier energy investment firms, in developing our leasehold in the Eagle Ford shale. This transaction will provide the capital necessary to accelerate drilling of this exciting oil play, while still allowing us to have the capital to develop our Wolfbone properties in West Texas."

David Rockecharlie, Managing Director at KKR, said, "As an experienced participant in the early development of the Eagle Ford shale, we are excited to continue in the play's evolution by providing drilling capital for Comstock's Eagle Ford position.  We believe Comstock has developed an attractive inventory of drilling locations, and we look forward to participating as a non-operating working interest partner."

KKR has been investing in the energy sector for more than 20 years, starting with its investment in Union Texas Petroleum in 1985.  Providing drilling capital to strong operators by investing in oil and gas working interests at the asset level is just one of the many ways KKR is investing behind the oil and gas industry. KKR's Global Energy & Infrastructure business invests across the entire energy supply chain and multiple asset classes.  Recent examples include the firm's acquisition of Samson Resources; numerous acquisitions for the KKR Natural Resources platform; a partnership with Premier Natural Resources to acquire producing oil and natural gas assets; and recently exited investments in East Resources, Hilcorp Resources and El Paso Midstream.

Evercore Partners acted as exclusive financial advisor to Comstock on this transaction.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although Comstock believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana. Comstock's stock is traded on the New York Stock Exchange under the symbol CRK.  For additional information, please visit Comstock's website at www.comstockresources.com.

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global investment firm with $61.5 billion in assets under management as of June 30, 2012. With offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with investors through its client relationships and capital markets platform. KKR is publicly traded on the New York Stock Exchange (NYSE: KKR). For additional information, please visit KKR's website at www.kkr.com.